Exhibit 10.7

GLOBAL PARTNERS LP
LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

Grantee: __________________ (the “Grantee”)

Grant Date: ________________ (the “Grant Date”)

Vesting Commencement Date: __________________ (the “Vesting Commencement Date”)

1.	Award. This Phantom Unit Award Agreement (this “Agreement”) is entered into as of the Grant Date by and between Global GP LLC (“GPLLC”) and the Grantee. GPLLC hereby grants to you an award (this “Award”) of ____________________ (______________) Phantom Units (the “Phantom Units”) subject to time-based vesting under the Global Partners LP Long-Term Incentive Plan (as amended from time to time, the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This Award also includes a tandem grant of distribution equivalent rights with respect to the Phantom Units, as described in Section 5. Capitalized terms used in this Agreement but not defined herein are defined in the Plan and are used herein with the meanings ascribed to them in the Plan.
2.	Vesting. Except as otherwise provided in this Agreement, the Phantom Units will vest in accordance with the vesting schedule set forth in the following table, provided that you remain continuously employed by GPLLC or an Affiliate from the Grant Date through each vesting date set forth below (each, a “Vesting Date”):

Vesting Date

Portion of Phantom Units that becomes vested

First Anniversary of the Vesting Commencement Date – __________

One-third

Second Anniversary of the Vesting Commencement Date – ___________

One-third

Third Anniversary of the Vesting Commencement Date – __________

One-third (or such lesser number of Phantom Units that remain unvested)

If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Phantom Unit becoming vested, the number of Phantom Units vesting on such date shall be rounded up to the next whole number of Phantom Units.

3.	Events Occurring Prior to Vesting. Notwithstanding anything contained in Section 2 to the contrary,
(a)Death or Disability. If your employment with GPLLC and its Affiliates terminates as a result of your death or “Disability” (as defined in Section 3(f) below), a portion of the Phantom Units shall immediately become vested as of the date of termination, calculated based on the number of days that the Grantee was employed by GPLLC or its Affiliates between the Vesting Commencement Date and the date of such termination of employment.
(b)Retirement. If your employment with GPLLC and its Affiliates terminates as a result of your “Retirement” (as defined in Section 3(f) below), the Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall become vested or forfeited.
(c)Involuntary Termination. If your employment with GPLLC and its Affiliates is terminated by GPLLC without “Cause” (as defined in Section 3(f) below) or by you for Good Reason (as defined in Section 3(f) below), in each case, all of the Phantom Units shall immediately become vested as of the date of termination.
(d)Termination for Cause; Voluntary Termination. If your employment with GPLLC and its Affiliates is terminated (1) by GPLLC for Cause, or (2) by you other than by Retirement pursuant to Section 3(b)3(d) above or other than for Good Reason pursuant to Section 3(c) above, all unvested Phantom Units then held by you that have not vested shall automatically be forfeited without payment upon such termination.
(e)Change in Control. If your employment with GPLLC and its Affiliates is terminated by GPLLC without Cause or by you for Good Reason, in each case, during the Change in Control Period, then any unvested Phantom Units shall immediately become fully vested as of the date of termination.

For purposes of this Section 3, “employment with GPLLC” shall include being an Employee of, or a Consultant to, GPLLC or an Affiliate.

(f)Certain Definitions.
(1)“Cause” means “cause” (or a term of like import) as defined under the Grantee’s employment, consulting and/or severance agreement with GPLLC or an Affiliate or, in the absence of such an agreement or definition, shall mean (i) your continual disregard of or failure to follow any written rules or policies of GPLLC, the Partnership and their Affiliates, (ii) your repeated failure or refusal to perform your duties as an employee, (iii) your embezzlement, misappropriation of assets or property (tangible or intangible) of GPLLC, the Partnership and/or their Affiliates, (iv) your gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to GPLLC, the Partnership and their Affiliates, (v) your unauthorized disclosure of any trade secret or confidential information of

GPLLC, the Partnership and/or their Affiliates or any other act of disloyalty to GPLLC, the Partnership and their Affiliates, (vi) the commission of an act which constitutes unfair competition with GPLLC, the Partnership and/or their Affiliates or which induces any customer or supplier to breach a contract with GPLLC, the Partnership and/or their Affiliates, (vii) an act by you which creates adverse publicity for GPLLC, the Partnership and their Affiliates, (viii) your conviction of a felony, including a plea of guilty or no contest, or (ix) your breach of the Non-Competition Agreement (as defined below).
(2)“Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) the date that any one person, entity or group (other than the successors to the interests of Alfred Slifka, and other than Richard Slifka or Eric Slifka or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires beneficial ownership of the membership interests of GPLLC that, together with the membership interests of GPLLC already owned beneficially by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of GPLLC; provided, however, if any one person, entity or group is considered to control, directly or indirectly, more than 50% of the total voting power of the membership interests of GPLLC, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (B) a consolidation or merger (in one transaction or a series of related transactions) of GPLLC pursuant to which the holders of GPLLC’s equity securities immediately prior to such transaction or series of related transactions would not be the beneficial owners immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (C) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of GPLLC to a person other than the Slifkas or any of them.

In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(3)“Change in Control Period” means the period beginning on the date that a Change in Control occurs and ending on the date that is twenty-four (24) months following the date that a Change in Control occurs.

(4)“Disability” means “disability” (or a term of like import) as defined under the Grantee’s employment, consulting and/or severance agreement with GPLLC or an Affiliate or, in the absence of such an agreement or definition, shall mean the Grantee’s inability to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Grantee or (iii) if the Grantee is determined to be disabled in accordance with a disability insurance program, provided that the definition of “disability” applied under such program complies with the requirements of Section 409A of the Code.
(5)“Good Reason” means “good reason” (or a term of like import) as defined under the Grantee’s employment, consulting and/or severance agreement with GPLLC or an Affiliate or, in the absence of such an agreement or definition, shall mean (i) a material diminution in the Grantee’s base salary or (ii) the relocation of the geographic location of the Grantee’s principal place of employment by more than 40 miles from the location of the Grantee’s principal place of employment as of the Grant Date provided that, in the case of the Grantee’s assertion of Good Reason, (A) the condition described in the foregoing clauses must have arisen without the Grantee’s consent; (B) the Grantee must provide written notice to GPLLC of such condition in accordance with this Agreement within 90 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by GPLLC; and (D) the date of termination of the Grantee’s employment with GPLLC or an Affiliate must occur within 120 days after such notice is received by GPLLC.
(6)“Retirement” means “retirement” (or a term of like import) as defined under the Grantee’s employment, consulting and/or severance agreement with GPLLC or an Affiliate or, in the absence of such an agreement or definition, shall mean the termination of the Grantee’s employment due to the Grantee’s voluntary resignation on or after attaining age 62 and completing at least 10 years of service with GPLLC or its predecessors.
4.	Payments. As soon as administratively practicable following the vesting of Phantom Units pursuant to Section 2 or 3, but in no event later than 60 days after such vesting date, you shall receive, in the sole discretion of the Committee, for each such vested Phantom Unit either (a) one Unit or (b) an amount in cash equal to the Fair Market Value of one Unit on the payment date; provided, however, that if more than one Phantom Unit vests at the same time, the Committee, in its sole discretion, may elect to pay such vested Phantom Units in Units, cash or any combination thereof.

5.	Distribution Equivalent Rights. Each Phantom Unit subject to this Award is hereby granted in tandem with a corresponding distribution equivalent right (“DER”), which DER shall remain outstanding from the Vesting Commencement Date until the earlier of the settlement or forfeiture of the Phantom Unit to which the DER corresponds. Each vested DER entitles the Grantee to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions paid by GPLLC in respect of the Unit underlying the Phantom Unit to which such DER relates. GPLLC shall establish, with respect to each Phantom Unit, a separate DER bookkeeping account for such Phantom Unit (a “DER Account”), which shall be credited (without interest) on the applicable distribution payment dates with an amount equal to any distributions paid during the period that such Phantom Unit remains outstanding with respect to the Unit underlying the Phantom Unit to which such DER relates. Upon the vesting of a Phantom Unit, the DER (and the DER Account) with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Grantee to any payments relating to distributions paid after the earlier to occur of the date that the applicable Phantom Unit is settled in accordance with Section 4 or the forfeiture of the Phantom Unit underlying such DER. Payments with respect to vested DERs shall be made as soon as practicable, and within 60 days, after the date that such DER vests. The Grantee shall not be entitled to receive any interest with respect to the payment of DERs
6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.
7.	Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) GPLLC may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.
8.	Withholding of Taxes. To the extent that the grant, vesting or payment of this Award results in the receipt of compensation by you with respect to which GPLLC or an Affiliate has a tax withholding obligation for any reason, you shall pay to GPLLC or the Affiliate such amount of money as GPLLC or the Affiliate may require to meet its withholding obligations under applicable law. With respect to any required tax withholding, you may (a) direct GPLLC or the Affiliate to withhold from the Units to be issued to you pursuant to Section 4 of this Agreement the number of Units necessary to satisfy the tax withholding obligation, which determination will be based on the Units’ Fair Market Value on the date of withholding, or reduce the amount payable to you under Section 5 of this Agreement; or (b) deliver cash to GPLLC or the Affiliate sufficient to satisfy the tax withholding obligation. If you fail to make an election, GPLLC or the Affiliate shall automatically proceed as if you had elected the withholding option described in clause (a) of the preceding sentence by withholding a number of Units issuable to you pursuant to Section 4 of this Agreement necessary to satisfy the tax withholding obligation and/or reducing the amount payable to you under Section 5 of this Agreement. In the event GPLLC or an Affiliate determines that the aggregate Fair Market Value of the Units withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to GPLLC or the Affiliate, in cash, the amount of that deficiency immediately upon GPLLC’s or the Affiliate’s request.
9.	Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.
10.	Insider Trading Policy. The terms of Partnership’s Insider Trading Policy (the “Policy”) with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.
11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of GPLLC and upon any person lawfully claiming under you.
12.	Entire Agreement. Except as modified by, and subject to the terms of, any written employment, severance or change of control agreement between us or between you and an Affiliate, the Plan and this Agreement constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the Phantom Units granted hereby; provided, however, that this Agreement is in addition to and does not supersede or replace any prior or contemporaneous agreement between you and GPLLC, the Partnership, or any of their Affiliates relating to confidentiality, non-disclosure, non-competition, or non-solicitation.
13.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of GPLLC.
14.	Conflicts and Governing Law. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. In the event of any conflict between the terms of this Agreement and any written employment, severance or change of control agreement between us or between you and an Affiliate, the written employment, severance or change of control agreement shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
15.	Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Award is intended to comply with Section 409A or an exemption therefrom and shall be limited, construed and interpreted in accordance with such intent. To the extent that the Committee determines that the Phantom Units do not qualify for an exemption from Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Phantom Units upon the Grantee’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death. Notwithstanding the foregoing, GPLLC and its Affiliates make no representations that the Phantom Units provided under this Agreement are exempt from or compliant with Section 409A and in no event shall GPLLC or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and this Agreement shall be effective as provided herein.

GLOBAL GP LLC

By:

Name:

Title:

GRANTEE

By:

Name:

[Signature Page to Phantom Unit Award Agreement]